Exhibit 17(f)

Legg Mason ClearBridge Equity Income Builder Fund 2010 Semi-Annual Report

Schedule of investments (unaudited)

June 30, 2010

Legg Mason ClearBridge Equity Income Builder Fund

Security	Shares	Value
Common Stocks — 86.9%
Consumer Discretionary — 8.0%
Hotels, Restaurants & Leisure — 3.0%
McDonald’s Corp.	739,180	$48,689,786

Media — 3.2%
Charter Communications Inc.	83,172	2,935,972	(a)
Reed Elsevier PLC	3,426,000	25,291,796	(a)
Thomson Corp.	633,550	22,700,096

Total Media		50,927,864

Specialty Retail — 1.8%
Home Depot Inc.	1,031,700	28,959,819

Total Consumer Discretionary		128,577,469

Consumer Staples — 16.5%
Beverages — 1.8%
PepsiCo Inc.	485,110	29,567,455

Food & Staples Retailing — 2.0%
FHC Delaware Inc.	28,868	0	*(a)(b)
Wal-Mart Stores Inc.	670,000	32,206,900

Total Food & Staples Retailing		32,206,900

Food Products — 4.7%
H.J. Heinz Co.	1,568,000	67,768,960
Kraft Foods Inc., Class A Shares	300,000	8,400,000

Total Food Products		76,168,960

Household Products — 8.0%
Kimberly-Clark Corp.	1,046,000	63,418,980
Procter & Gamble Co.	1,076,500	64,568,470

Total Household Products		127,987,450

Total Consumer Staples		265,930,765

Energy — 7.8%
Energy Equipment & Services — 0.7%
Diamond Offshore Drilling Inc.	189,999	11,816,038

Oil, Gas & Consumable Fuels — 7.1%
BP Prudhoe Bay Royalty Trust	1,800	160,470
Exxon Mobil Corp.	530,000	30,247,100
Spectra Energy Corp.	1,981,620	39,771,113
Total SA, ADR	969,490	43,278,034

Total Oil, Gas & Consumable Fuels		113,456,717

Total Energy		125,272,755

Financials — 11.1%
Capital Markets — 0.9%
BlackRock Inc., Class A Shares	100,000	14,340,000

Insurance — 4.1%
Chubb Corp.	474,000	23,704,740
Travelers Cos. Inc.	855,330	42,125,003

Total Insurance		65,829,743

See Notes to Financial Statements.

Legg Mason ClearBridge Equity Income Builder Fund 2010 Semi-Annual Report

Schedule of investments (unaudited) (cont’d)

June 30, 2010

Legg Mason ClearBridge Equity Income Builder Fund

Security	Shares	Value
Real Estate Investment Trusts (REITs) — 3.2%
Annaly Capital Management Inc.	2,029,160	$34,800,094
Chimera Investment Corp.	5,000,000	18,050,000

Total Real Estate Investment Trusts (REITs)		52,850,094

Thrifts & Mortgage Finance — 2.9%
New York Community Bancorp Inc.	1,100,000	16,797,000
People’s United Financial Inc.	2,199,560	29,694,060

Total Thrifts & Mortgage Finance		46,491,060

Total Financials		179,510,897

Health Care — 6.8%
Pharmaceuticals — 6.8%
Bristol-Myers Squibb Co.	1,075,000	26,810,500
GlaxoSmithKline PLC, ADR	705,000	23,977,050
Johnson & Johnson	881,500	52,061,390
Pfizer Inc.	492,000	7,015,920

Total Health Care		109,864,860

Industrials — 10.2%
Aerospace & Defense — 2.4%
Honeywell International Inc.	240,000	9,367,200
Lockheed Martin Corp.	390,000	29,055,000

Total Aerospace & Defense		38,422,200

Air Freight & Logistics — 0.0%
United Parcel Service Inc., Class B Shares	6,000	341,340

Commercial Services & Supplies — 3.4%
Waste Management Inc.	1,754,000	54,882,660

Industrial Conglomerates — 3.4%
3M Co.	320,000	25,276,800
General Electric Co.	930,000	13,410,600
United Technologies Corp.	243,000	15,773,130

Total Industrial Conglomerates		54,460,530

Marine — 1.0%
Alexander & Baldwin Inc.	555,299	16,536,804

Total Industrials		164,643,534

Information Technology — 9.5%
IT Services — 4.1%
Automatic Data Processing Inc.	691,500	27,839,790
International Business Machines Corp.	170,000	20,991,600
Paychex Inc.	624,580	16,220,342

Total IT Services		65,051,732

Semiconductors & Semiconductor Equipment — 3.4%
Intel Corp.	1,000,000	19,450,000
Linear Technology Corp.	103,720	2,884,453
Microchip Technology Inc.	697,510	19,348,928
Xilinx Inc.	525,000	13,261,500

Total Semiconductors & Semiconductor Equipment		54,944,881

Software — 2.0%
Microsoft Corp.	1,401,890	32,257,489

Total Information Technology		152,254,102

See Notes to Financial Statements.

Legg Mason ClearBridge Equity Income Builder Fund 2010 Semi-Annual Report

Legg Mason ClearBridge Equity Income Builder Fund

Security			Shares	Value
Materials — 2.6%
Chemicals — 2.6%
E.I. du Pont de Nemours & Co.			798,500	$27,620,115
PPG Industries Inc.			225,000	13,592,250

Total Materials				41,212,365

Telecommunication Services — 5.6%
Diversified Telecommunication Services — 5.6%
AT&T Inc.			1,380,000	33,382,200
Verizon Communications Inc.			1,720,000	48,194,400
Windstream Corp.			790,900	8,351,904

Total Telecommunication Services				89,928,504

Utilities — 8.8%
Electric Utilities — 6.5%
American Electric Power Co. Inc.			1,128,000	36,434,400
Duke Energy Corp.			1,166,800	18,668,800
Exelon Corp.			357,090	13,558,707
NextEra Energy Inc.			395,350	19,277,266
Progress Energy Inc.			450,000	17,649,000

Total Electric Utilities				105,588,173

Multi-Utilities — 2.3%
CenterPoint Energy Inc.			2,777,000	36,545,320

Total Utilities				142,133,493

Total Common Stocks (Cost — $1,420,202,515)				1,399,328,744

	Rate
Convertible Preferred Stocks — 5.4%
Energy — 2.3%
Oil, Gas & Consumable Fuels — 2.3%
El Paso Corp.	4.990%		38,696	37,254,574

Financials — 0.9%
Diversified Financial Services — 0.9%
CalEnergy Capital Trust III	6.500%		303,800	13,746,950

Utilities — 2.2%
Electric Utilities — 2.2%
Great Plains Energy Inc.	12.000%		322,100	19,245,475
NextEra Energy Inc.	8.375%		339,755	16,766,909

Total Utilities				36,012,384

Total Convertible Preferred Stocks (Cost — $83,138,445)				87,013,908

		Maturity Date	Face Amount
Asset-Backed Securities — 0.0%
Financials — 0.0%
Home Equity — 0.0%
Finance America Net Interest Margin Trust, 2004-1 A	5.250%	6/27/34	$73,417	0	(b)(c)(d)
Sail Net Interest Margin Notes, 2003-BC2A A	7.750%	4/27/33	141,210	1	(b)(c)(d)
Sail Net Interest Margin Notes, 2004-2A A	5.500%	3/27/34	35,690	0	(b)(c)(d)

Total Asset-Backed Securities (Cost — $250,108)				1

See Notes to Financial Statements.

Legg Mason ClearBridge Equity Income Builder Fund 2010 Semi-Annual Report

Schedule of investments (unaudited) (cont’d)

June 30, 2010

Legg Mason ClearBridge Equity Income Builder Fund

Security	Rate	Maturity Date	Face Amount	Value
Convertible Bonds & Notes — 1.9%
Information Technology — 1.9%
Internet Software & Services — 1.9%
VeriSign Inc. (Cost — $25,431,123)	3.250%	8/15/37	$33,000,000	$29,988,750

Corporate Bonds & Notes — 4.6%
Consumer Staples — 1.6%
Food & Staples Retailing — 1.6%
CVS Caremark Corp., Subordinated Bonds	6.302%	6/1/37	29,000,000	25,966,107	(e)

Energy — 1.3%
Oil, Gas & Consumable Fuels — 1.3%
Southern Union Co., Junior Subordinated Notes	7.200%	11/1/66	23,000,000	20,498,750	(e)

Financials — 1.7%
Commercial Banks — 0.1%
Wells Fargo Capital XV, Junior Subordinated Notes	9.750%	9/26/13	2,270,000	2,440,250	(e)(f)

Consumer Finance — 0.2%
American Express Co., Subordinated Debentures	6.800%	9/1/66	3,730,000	3,580,800	(e)

Diversified Financial Services — 1.2%
JPMorgan Chase & Co., Junior Subordinated Notes	7.900%	4/30/18	18,000,000	18,613,782	(e)(f)

Insurance — 0.2%
MetLife Inc., Junior Subordinated Debentures	6.400%	12/15/36	130,000	115,050
Travelers Cos. Inc., Junior Subordinated Debentures	6.250%	3/15/37	2,767,000	2,599,937	(e)

Total Insurance				2,714,987

Total Financials				27,349,819

Total Corporate Bonds & Notes (Cost — $71,417,426)				73,814,676

Total Investments before Short-Term Investment (Cost — $1,600,439,617)				1,590,146,079

Short-Term Investment — 1.2%
Repurchase Agreement — 1.2%
Interest in $400,005,000 joint tri-party repurchase agreement dated 6/30/10 with RBS Securities Inc.; Proceeds at maturity — $19,075,016; (Fully collateralized by various U.S. government agency obligations, 0.000% due 9/22/10 to 5/27/11; Market value — $19,456,665) (Cost — $19,075,000)	0.030%	7/1/10	19,075,000	19,075,000

Total Investments — 100.0% (Cost — $1,619,514,617#)				1,609,221,079

Other Assets in Excess of Liabilities — 0.0%				68,963

Total Net Assets — 100.0%				$1,609,290,042

*	Non-income producing security.
(a)	Security is valued in good faith at fair value in accordance with procedures approved by the Board of Trustees (See Note 1).
(b)	Illiquid security.
(c)

Security is exempt from registration under Rule 144A of the Securities Act of 1933. This security may be resold in transactions that are exempt from registration, normally to qualified institutional buyers. This security has been deemed liquid pursuant to guidelines approved by the Board of Trustees, unless otherwise noted.

(d)	The coupon payment on these securities is currently in default as of June 30, 2010.
(e)	Variable rate security. Interest rate disclosed is that which is in effect at June 30, 2010.
(f)	Security has no maturity date. The date shown represents the next call date.
#	Aggregate cost for federal income tax purposes is substantially the same.

Abbreviation used in this schedule:

ADR	— American Depositary Receipt

See Notes to Financial Statements.

Legg Mason ClearBridge Equity Income Builder Fund 2010 Semi-Annual Report

Statement of assets and liabilities (unaudited)

June 30, 2010

Assets:
Investments, at value (Cost — $1,619,514,617)	$1,609,221,079
Foreign currency, at value (Cost — $53)	47
Cash	782
Dividends and interest receivable	6,847,465
Receivable for Fund shares sold	2,230,866
Receivable for securities sold	26,101
Prepaid expenses	73,314

Total Assets	1,618,399,654

Liabilities:
Payable for Fund shares repurchased	6,075,466
Investment management fee payable	1,018,621
Distribution fees payable	543,938
Distributions payable	506,563
Trustees’ fees payable	79,354
Payable for securities purchased	22,608
Accrued expenses and other liabilities	863,062

Total Liabilities	9,109,612

Total Net Assets	$1,609,290,042

Net Assets:
Par value (Note 7)	$1,473
Paid-in capital in excess of par value	2,496,064,571
Undistributed net investment income	4,461,053
Accumulated net realized loss on investments and foreign currency transactions	(880,943,511)
Net unrealized depreciation on investments and foreign currencies	(10,293,544)

Total Net Assets	$1,609,290,042

Shares Outstanding:
Class A	111,021,091
Class B	14,972,919
Class C	19,093,467
Class I	2,210,379
Net Asset Value:
Class A (and redemption price)	$10.95
Class B*	$10.79
Class C*	$10.84
Class I (and redemption price)	$11.17
Maximum Public Offering Price Per Share:
Class A (based on maximum initial sales charge of 5.75%)	$11.62

*	Redemption price per share is NAV of Class B and C shares reduced by a 5.00% and 1.00% CDSC, respectively, if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements.

Legg Mason ClearBridge Equity Income Builder Fund 2010 Semi-Annual Report

Statement of operations (unaudited)

For the Six Months Ended June 30, 2010

Investment Income:
Dividends	$37,903,777
Interest	3,132,963
Less: Foreign taxes withheld	(458,303)

Total Investment Income	40,578,437

Expenses:
Investment management fee (Note 2)	6,485,629
Distribution fees (Notes 2 and 5)	3,513,620
Transfer agent fees (Note 5)	1,578,411
Shareholder reports	124,291
Trustees’ fees	71,450
Registration fees	66,685
Legal fees	56,920
Audit and tax	21,710
Insurance	19,629
Custody fees	8,401
Miscellaneous expenses	4,420

Total Expenses	11,951,166

Net Investment Income	28,627,271

Realized and Unrealized Gain (Loss) on Investments and Foreign Currency Transactions (Notes 1, 3 and 4):
Net Realized Gain (Loss) From:
Investment transactions	7,609,078
Foreign currency transactions	(14,673)

Net Realized Gain	7,594,405

Change in Net Unrealized Appreciation/Depreciation From:
Investments	(129,498,020)
Foreign currencies	(6)

Change in Net Unrealized Appreciation/Depreciation	(129,498,026)

Net Loss on Investments and Foreign Currency Transactions	(121,903,621)

Proceeds from Settlement of a Regulatory Matter (Note 10)	3,864,822

Decrease in Net Assets from Operations	$(89,411,528)

See Notes to Financial Statements.

Legg Mason ClearBridge Equity Income Builder Fund 2010 Semi-Annual Report

Statements of changes in net assets

For the Six Months Ended June 30, 2010 (unaudited) and the Year Ended December 31, 2009	2010	2009
Operations:
Net investment income	$28,627,271	$43,514,822
Net realized gain (loss)	7,594,405	(542,039,897)
Change in net unrealized appreciation/depreciation	(129,498,026)	864,595,322
Proceeds from settlement of a regulatory matter (Note 10)	3,864,822	—

Increase (Decrease) in Net Assets From Operations	(89,411,528)	366,070,247

Distributions to Shareholders From (Notes 1 and 6):
Net investment income	(34,117,699)	(72,816,381)

Decrease in Net Assets From Distributions to Shareholders	(34,117,699)	(72,816,381)

Fund Share Transactions (Note 7):
Net proceeds from sale of shares	102,230,299	122,877,962
Reinvestment of distributions	33,229,830	70,605,815
Cost of shares repurchased	(242,957,163)	(458,876,649)
Net assets of shares issued in connection with merger (Note 8)	—	88,718,708

Decrease in Net Assets From Fund Share Transactions	(107,497,034)	(176,674,164)

Increase (Decrease) in Net Assets	(231,026,261)	116,579,702

Net Assets:
Beginning of period	1,840,316,303	1,723,736,601

End of period*	$1,609,290,042	$1,840,316,303

* Includes undistributed net investment income of:	$4,461,053	$6,086,659

See Notes to Financial Statements.

Legg Mason ClearBridge Equity Income Builder Fund 2010 Semi-Annual Report

Financial highlights

For a share of each class of beneficial interest outstanding throughout each year ended December 31, unless otherwise noted:

Class A Shares[1]	2010[2]	2009	2008	2007	2006	2005
Net asset value, beginning of period	$11.80	$9.91	$16.03	$17.06	$17.12	$16.50

Income (loss) from operations:
Net investment income	0.20	0.29	0.30	0.26	0.48	0.53
Net realized and unrealized gain (loss)	(0.84)	2.08	(5.88)	0.88	1.45	0.62
Proceeds from settlement of a regulatory matter	0.02	—	—	—	—	—

Total income (loss) from operations	(0.62)	2.37	(5.58)	1.14	1.93	1.15

Less distributions from:
Net investment income	(0.23)	(0.48)	(0.09)	(0.26)	(0.48)	(0.53)
Net realized gains	—	—	(0.45)	(1.91)	(1.51)	—

Total distributions	(0.23)	(0.48)	(0.54)	(2.17)	(1.99)	(0.53)

Net asset value, end of period	$10.95	$11.80	$9.91	$16.03	$17.06	$17.12

Total return[3]	(5.29)%[4]	24.77%	(35.59)%	6.77%	11.69%[5]	7.11%

Net assets, end of period (millions)	$1,216	$1,378	$1,248	$2,300	$2,295	$1,602

Ratios to average net assets:
Gross expenses	1.19%[6]	1.19%[7]	1.12%	1.07%	1.09%[7]	1.13%
Gross expenses, excluding dividend expense	1.19 [6]	1.19 [7]	1.10	1.07	1.09 [7]	1.13
Net expenses[8]	1.19 [6]	1.19 [7]	1.12	1.07	1.08 [7,9]	1.13
Net expenses, excluding dividend expense[8]	1.19 [6]	1.19 [7]	1.10	1.07	1.08 [7,9]	1.13
Net investment income	3.44 [6]	2.77	2.19	1.50	2.77	3.17

Portfolio turnover rate	15%	142%[10]	147%[10]	189%[11]	175%[10]	49%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the six months ended June 30, 2010 (unaudited).
[3]

Performance figures, exclusive of sales charges, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[4]	The total return reflects a payment received due to the settlement of a regulatory matter. Absent this payment, the total return would have been -5.38%.
[5]	The prior investment manager fully reimbursed the Fund for losses incurred resulting from an investment transaction error. Without this reimbursement, total return would not have changed.
[6]	Annualized.
[7]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have both been 1.18% for the year ended December 31, 2009, and 1.08% and 1.07% for the year ended December 31, 2006, respectively.

[8]	The impact of compensating balance arrangements, if any, less than 0.01%.
[9]	Reflects fee waivers and/or expense reimbursements.
[10]

Excluding mortgage dollar roll transactions. If mortgage dollar roll transactions had been included, the portfolio turnover rate would have been 150%, 164% and 185% for the years ended December 31, 2009, 2008 and 2006, respectively.

[11]	Including mortgage dollar roll transactions. If mortgage dollar roll transactions had been excluded, the portfolio turnover rate would have been 166% for the year ended December 31, 2007.

See Notes to Financial Statements.

Legg Mason ClearBridge Equity Income Builder Fund 2010 Semi-Annual Report

For a share of each class of beneficial interest outstanding throughout each year ended December 31, unless otherwise noted:

Class B Shares[1]	2010[2]	2009	2008	2007	2006	2005
Net asset value, beginning of period	$11.63	$9.75	$15.84	$16.91	$16.99	$16.38

Income (loss) from operations:
Net investment income	0.16	0.22	0.22	0.16	0.39	0.43
Net realized and unrealized gain (loss)	(0.82)	2.05	(5.79)	0.87	1.43	0.63
Proceeds from settlement of a regulatory matter	0.09	—	—	—	—	—

Total income (loss) from operations	(0.57)	2.27	(5.57)	1.03	1.82	1.06

Less distributions from:
Net investment income	(0.27)	(0.39)	(0.07)	(0.19)	(0.39)	(0.45)
Net realized gains	—	—	(0.45)	(1.91)	(1.51)	—

Total distributions	(0.27)	(0.39)	(0.52)	(2.10)	(1.90)	(0.45)

Net asset value, end of period	$10.79	$11.63	$9.75	$15.84	$16.91	$16.99

Total return[3]	(4.93)%[4]	23.88%	(35.96)%	6.16%	11.03%[5]	6.60%

Net assets, end of period (millions)	$162	$209	$236	$512	$601	$599

Ratios to average net assets:
Gross expenses	1.86%[6]	1.85%[7]	1.70%	1.64%	1.65%[7]	1.66%
Gross expenses, excluding dividend expense	1.86 [6]	1.85 [7]	1.68	1.64	1.65 [7]	1.66
Net expenses[8]	1.86 [6]	1.85 [7]	1.70	1.64	1.64 [7,9]	1.66
Net expenses, excluding dividend expense[8]	1.86 [6]	1.85 [7]	1.68	1.64	1.64 [7,9]	1.66
Net investment income	2.73 [6]	2.11	1.58	0.93	2.23	2.63

Portfolio turnover rate	15%	142%[10]	147%[10]	189%[11]	175%[10]	49%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the six months ended June 30, 2010 (unaudited).
[3]

Performance figures, exclusive of CDSC, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[4]	The total return reflects a payment received due to the settlement of a regulatory matter. Absent this payment, the total return would have been -5.71%.
[5]	The prior investment manager fully reimbursed the Fund for losses incurred resulting from an investment transaction error. Without this reimbursement, total return would not have changed.
[6]	Annualized.
[7]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have both been 1.85% for the year ended December 31, 2009, and 1.64% and 1.63% for the year ended December 31, 2006, respectively.

[8]	The impact of compensating balance arrangements, if any, less than 0.01%.
[9]	Reflects fee waivers and/or expense reimbursements.
[10]

Excluding mortgage dollar roll transactions. If mortgage dollar roll transactions had been included, the portfolio turnover rate would have been 150%, 164% and 185% for the years ended December 31, 2009, 2008 and 2006, respectively.

[11]	Including mortgage dollar roll transactions. If mortgage dollar roll transactions had been excluded, the portfolio turnover rate would have been 166% for the year ended December 31, 2007.

See Notes to Financial Statements.

Legg Mason ClearBridge Equity Income Builder Fund 2010 Semi-Annual Report

Financial highlights (cont’d)

For a share of each class of beneficial interest outstanding throughout each year ended December 31, unless otherwise noted:

Class C Shares[1]	2010[2]	2009	2008	2007	2006	2005
Net asset value, beginning of period	$11.67	$9.76	$15.88	$16.96	$17.02	$16.42

Income (loss) from operations:
Net investment income	0.15	0.21	0.19	0.13	0.35	0.39
Net realized and unrealized gain (loss)	(0.81)	2.05	(5.80)	0.87	1.45	0.62
Proceeds from settlement of a regulatory matter	0.01	—	—	—	—	—

Total income (loss) from operations	(0.65)	2.26	(5.61)	1.00	1.80	1.01

Less distributions from:
Net investment income	(0.18)	(0.35)	(0.06)	(0.17)	(0.35)	(0.41)
Net realized gains	—	—	(0.45)	(1.91)	(1.51)	—

Total distributions	(0.18)	(0.35)	(0.51)	(2.08)	(1.86)	(0.41)

Net asset value, end of period	$10.84	$11.67	$9.76	$15.88	$16.96	$17.02

Total return[3]	(5.60)%[4]	23.75%	(36.09)%	5.98%	10.91%[5]	6.29%

Net assets, end of period (millions)	$207	$244	$236	$506	$513	$445

Ratios to average net assets:
Gross expenses	1.99%[6]	1.96%[7]	1.90%	1.82%	1.86%[7]	1.93%
Gross expenses, excluding dividend expense	1.99 [6]	1.96 [7]	1.88	1.82	1.86 [7]	1.93
Net expenses[8]	1.99 [6]	1.96 [7]	1.88 [9,10]	1.80 [9,10]	1.83 [7,9]	1.93
Net expenses, excluding dividend expense[8]	1.99 [6]	1.96 [7]	1.86 [9,10]	1.80 [9,10]	1.83 [7,9]	1.93
Net investment income	2.63 [6]	2.00	1.41	0.78	2.02	2.37

Portfolio turnover rate	15%	142%[11]	147%[11]	189%[12]	175%[11]	49%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the six months ended June 30, 2010 (unaudited).
[3]

Performance figures, exclusive of CDSC, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[4]	The total return reflects a payment received due to the settlement of a regulatory matter. Absent this payment, the total return would have been -5.78%.
[5]	The prior investment manager fully reimbursed the Fund for losses incurred resulting from an investment transaction error. Without this reimbursement, total return would not have changed.
[6]	Annualized.
[7]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would both have been 1.96% for the year ended December 31, 2009, and 1.84% and 1.82% for the year ended December 31, 2006, respectively.

[8]	The impact of compensating balance arrangements, if any, was less than 0.01%.
[9]	Reflects fee waivers and/or expense reimbursements.
[10]

Effective March 16, 2007, the manager has contractually agreed to waive fees and/or reimburse operating expenses (other than brokerage, taxes and extraordinary expenses) to limit total operating expenses to 1.79% for Class C shares until May 1, 2008.

[11]

Excluding mortgage dollar roll transactions. If mortgage dollar roll transactions had been included, the portfolio turnover rate would have been 150%, 164% and 185% for the years ended December 31, 2009, 2008 and 2006, respectively.

[12]	Including mortgage dollar roll transactions. If mortgage dollar roll transactions had been excluded, the portfolio turnover rate would have been 166% for the year ended December 31, 2007.

See Notes to Financial Statements.

Legg Mason ClearBridge Equity Income Builder Fund 2010 Semi-Annual Report

For a share of each class of beneficial interest outstanding throughout each year ended December 31, unless otherwise noted:

Class I Shares[1]	2010[2]	2009	2008	2007	2006	2005
Net asset value, beginning of period	$12.03	$10.12	$16.32	$17.33	$17.37	$16.72

Income (loss) from operations:
Net investment income	0.23	0.32	0.35	0.33	0.56	0.59
Net realized and unrealized gain (loss)	(0.86)	2.13	(6.00)	0.89	1.45	0.64

Total income (loss) from operations	(0.63)	2.45	(5.65)	1.22	2.01	1.23

Less distributions from:
Net investment income	(0.23)	(0.54)	(0.10)	(0.32)	(0.54)	(0.58)
Net realized gains	—	—	(0.45)	(1.91)	(1.51)	—

Total distributions	(0.23)	(0.54)	(0.55)	(2.23)	(2.05)	(0.58)

Net asset value, end of period	$11.17	$12.03	$10.12	$16.32	$17.33	$17.37

Total return[3]	(5.28)%	25.13%	(35.37)%	7.13%	12.01%[4]	7.53%

Net assets, end of period (millions)	$25	$9	$4	$8	$2	$3

Ratios to average net assets:
Gross expenses	0.87%[5]	0.94%[6]	0.81%	0.77%	0.78%[6]	0.79%
Gross expenses, excluding dividend expense	0.87 [5]	0.94 [6]	0.79	0.77	0.78 [6]	0.79
Net expenses[7]	0.87 [5,9]	0.93 [6,8,9]	0.78 [8,10]	0.74 [8,10]	0.77 [6,8]	0.79
Net expenses, excluding dividend expense[7]	0.87 [5,9]	0.93 [6,8,9]	0.76 [8,10]	0.74 [8,10]	0.77 [6,8]	0.79
Net investment income	4.05 [5]	3.00	2.54	1.85	3.12	3.50

Portfolio turnover rate	15%	142%[11]	147%[11]	189%[12]	175%[11]	49%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the six months ended June 30, 2010 (unaudited).
[3]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[4]	The prior investment manager fully reimbursed the Fund for losses incurred resulting from an investment transaction error. Without this reimbursement, total return would not have changed.
[5]	Annualized.
[6]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have both been 0.93% for the year ended December 31, 2009, and 0.77% and 0.76% for the year ended December 31, 2006, respectively.

[7]	The impact of compensating balance arrangements, if any, was less than 0.01%.
[8]	Reflects fee waivers and/or expense reimbursements.
[9]

As a result of an expense limitation agreement, effective September 18, 2009 until December 31, 2011, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class I shares will not exceed 1.10%.

[10]

Effective March 16, 2007, the manager has contractually agreed to waive fees and/or reimburse operating expenses (other than brokerage, taxes and extraordinary expenses) to limit total operating expenses to 0.74% for Class I shares until May 1, 2008.

[11]

Excluding mortgage dollar roll transactions. If mortgage dollar roll transactions had been included, the portfolio turnover rate would have been 150%, 164% and 185% for the years ended December 31, 2009, 2008 and 2006, respectively.

[12]	Including mortgage dollar roll transactions. If mortgage dollar roll transactions had been excluded, the portfolio turnover rate would have been 166% for the year ended December 31, 2007.

See Notes to Financial Statements.

Legg Mason ClearBridge Equity Income Builder Fund 2010 Semi-Annual Report

Notes to financial statements (unaudited)

1. Organization and significant accounting policies

Legg Mason ClearBridge Equity Income Builder Fund (the “Fund”) is a separate diversified investment series of Legg Mason Partners Equity Trust (the “Trust”). The Trust, a Maryland statutory trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ. Subsequent events have been evaluated through the date the financial statements were issued.

(a) Investment valuation. Equity securities for which market quotations are available are valued at the last reported sales price or official closing price on the primary market or exchange on which they trade. Debt securities are valued at the mean between the last quoted bid and asked prices provided by an independent pricing service, which are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund values these securities at fair value as determined in accordance with procedures approved by the Fund’s Board of Trustees. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates fair value.

The Fund has adopted Financial Accounting Standards Board Codification Topic 820 (“ASC Topic 820”). ASC Topic 820 establishes a single definition of fair value, creates a three-tier hierarchy as a framework for measuring fair value based on inputs used to value the Fund’s investments, and requires additional disclosure about fair value. The hierarchy of inputs is summarized below.

•	Level 1 — quoted prices in active markets for identical investments

•	Level 2 — other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 — significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

The Fund uses valuation techniques to measure fair value that are consistent with the market approach and/or income approach, depending on the type of the security and the particular circumstance. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable securities. The income approach uses valuation techniques to convert future amounts of cash flow to a single present amount.

The following is a summary of the inputs used in valuing the Fund’s assets carried at fair value:

Description	Quoted Prices (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Long-term investments†:
Common stocks	$1,371,100,976	$28,227,768	$0	$1,399,328,744
Convertible preferred stocks	36,012,384	51,001,524	—	87,013,908
Asset-backed securities	—	1	—	1
Convertible bonds & notes	—	29,988,750	—	29,988,750
Corporate bonds & notes	—	73,814,676	—	73,814,676

Total long-term investments	$1,407,113,360	$183,032,719	$0	$1,590,146,079

Short-term investments†	—	19,075,000	—	19,075,000

Total investments	$1,407,113,360	$202,107,719	$0	$1,609,221,079

†	See Schedule of Investments for additional detailed categorizations.

Legg Mason ClearBridge Equity Income Builder Fund 2010 Semi-Annual Report

For the six months ended June 30, 2010, as a result of the fair value pricing procedures for international equities utilized by the Fund, certain securities have transferred in and out of Level 1 and Level 2 measurements during the period.

Following is a reconciliation of investments in which significant unobservable inputs (Level 3) were used in determining fair value:

Investments in Securities	Common Stocks		Asset- Backed Securities		Corporate Bonds & Notes	Warrants	Total
Balance as of December 31, 2009	$0	*	$35		$0	$0	$35

Accrued premiums/discounts	—		53		592	—	645
Realized gain/(loss)[1]	(21,651)		(2,976,760)		(454,718)	(35,918)	(3,489,047)
Change in unrealized appreciation (depreciation)[2]	21,651		2,976,672		454,126	35,918	3,488,367
Net purchases (sales)	—		—		0	0	0
Transfers in to Level 3	—		—		—	—	—
Transfers out of Level 3	—		0	*	—	—	0	*

Balance as of June 30, 2009	$0	*	—		—	—	$0	*

Net change in unrealized appreciation (depreciation) for investments in securities still held at June 30, 2010(2)	$21,651		—		—	—	$21,651

*	Value less than $1.
[1]	This amount is included in net realized gain (loss) from investment transactions in the accompanying Statement of Operations.
[2]

This amount is included in the change in net unrealized appreciation (depreciation) in the accompanying Statement of Operations. Change in unrealized appreciation (depreciation) includes net unrealized appreciation (depreciation) resulting from changes in investment values during the reporting period and the reversal of previously recorded unrealized appreciation (depreciation) when gains or losses are realized.

(b) Repurchase agreements. The Fund may enter into repurchase agreements with institutions that its investment adviser has determined are creditworthy. Each repurchase agreement is recorded at cost. Under the terms of a typical repurchase agreement, a fund takes possession of an underlying debt obligation subject to an obligation of the seller to repurchase, and of the fund to resell, the obligation at an agreed-upon price and time, thereby determining the yield during a fund’s holding period. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian, acting on the Fund’s behalf, take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction maturity exceeds one business day, the value of the collateral is marked to market and measured against the value of the agreement in an effort to ensure the adequacy of the collateral. If the counterparty defaults, the Fund generally has the right to use the collateral to satisfy the terms of the repurchase transaction. However, if the market value of the collateral declines during the period in which the Fund seeks to assert its rights or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Forward foreign currency contracts. The Fund may enter into a forward foreign currency contract to hedge against foreign currency exchange rate risk on its non-U.S. dollar denominated securities or to facilitate settlement of a foreign currency denominated portfolio transaction. A forward foreign currency contract is an agreement between two parties to buy and sell a currency at a set price with delivery and settlement at a future date. The contract is marked-to-market daily and the change in value is recorded by the Fund as an unrealized gain or loss. When a forward foreign currency contract is closed, through either delivery or offset by entering into another forward foreign currency contract, the Fund recognizes a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value of the contract at the time it is closed.

Forward foreign currency contracts involve elements of market risk in excess of the amounts reflected on the Statement of Assets and Liabilities. The Fund bears the risk of an unfavorable change in the foreign exchange rate underlying the forward foreign currency contract. Risks may also arise upon entering into these contracts from the potential inability of the counterparties to meet the terms of their contracts.

(d) Foreign currency translation. Investment securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the date of valuation. Purchases and sales of investment securities and income and expense items denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the respective dates of such transactions.

Legg Mason ClearBridge Equity Income Builder Fund 2010 Semi-Annual Report

Notes to financial statements (unaudited) (cont’d)

The Fund does not isolate that portion of the results of operations resulting from fluctuations in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss on investments.

Net realized foreign exchange gains or losses arise from sales of foreign currencies, including gains and losses on forward foreign currency contracts, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Fund’s books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the values of assets and liabilities, other than investments in securities, on the date of valuation, resulting from changes in exchange rates.

Foreign security and currency transactions may involve certain considerations and risks not typically associated with those of U.S. dollar denominated transactions as a result of, among other factors, the possibility of lower levels of governmental supervision and regulation of foreign securities markets and the possibility of political or economic instability.

(e) Security transactions and investment income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. Foreign dividend income is recorded on the ex-dividend date or as soon as practicable after the Fund determines the existence of a dividend declaration after exercising reasonable due diligence. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults or a credit event occurs that impacts the issuer, the Fund may halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default or credit event.

(f) Distributions to shareholders. Distributions from net investment income for the Fund, if any, are declared and paid on a quarterly basis. Distributions of net realized gains, if any, are declared at least annually. Distributions are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(g) Share class accounting. Investment income, common expenses and realized/unrealized gains (losses) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that share class.

(h) Compensating balance arrangements. The Fund has an arrangement with its custodian bank whereby a portion of the custodian’s fees is paid indirectly by credits earned on the Fund’s cash on deposit with the bank.

(i) Federal and other taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986 (the “Code”), as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute its taxable income and net realized gains, if any, to shareholders in accordance with timing requirements imposed by the Code. Therefore, no federal income tax provision is required in the Fund’s financial statements.

Management has analyzed the Fund’s tax positions taken on federal income tax returns for all open tax years and has concluded that as of June 30, 2010, no provision for income tax is required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by Internal Revenue Service and state departments of revenue.

Under the applicable foreign tax laws, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

(j) Reclassification. GAAP requires that certain components of net assets be reclassified to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset value per share.

Legg Mason ClearBridge Equity Income Builder Fund 2010 Semi-Annual Report

2. Investment management agreement and other transactions with affiliates

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager. ClearBridge Advisors, LLC (“ClearBridge”), is the Fund’s subadviser. LMPFA and ClearBridge are wholly-owned subsidiaries of Legg Mason, Inc. (“Legg Mason”).

Under the investment management agreement, the Fund pays an investment management fee calculated daily and paid monthly in accordance with the following breakpoint schedule:

Average Daily Net Assets	Annual Rate
First $1 billion	0.750%
Next $1 billion	0.725
Next $3 billion	0.700
Next $5 billion	0.675
Over $10 billion	0.650

LMPFA provides administrative and certain oversight services to the Fund. LMPFA delegates to the subadviser the day-to-day portfolio management of the Fund, except for the management of cash and short-term instruments. For its services, LMPFA pays the subadviser 70% of the net management fee it receives from the Fund.

As a result of an expense limitation, between the Fund and LMPFA, the ratio of expenses, other than brokerage, interest, taxes and extraordinary expenses, to average net assets of Class I shares will not exceed 1.10%. This expense limitation cannot be terminated prior to December 31, 2011 without the Board of Trustee’s consent.

The manager is permitted to recapture amounts previously forgone or reimbursed to the Fund during the same fiscal year if the Fund’s total annual operating expenses have fallen to a level below the expense limitation (“expense cap”) in effect at the time the fees were earned or the expense incurred. In no case will the manager recapture any amount that would result, on any particular business day of the Fund, in the Fund’s total annual operating expenses exceeding the expense cap or any other lower limit then in effect.

Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, serves as the Fund’s sole and exclusive distributor.

There is a maximum initial sales charge of 5.75% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 5.00% on Class B shares, which applies if redemption occurs within one year from purchase payment. This CDSC declines thereafter by 1.00% per year until no CDSC is incurred. Class C shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of Class A shares, equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

For the six months ended June 30, 2010, LMIS and its affiliates received sales charges of approximately $140,000 on sales of the Fund’s Class A shares. In addition, for the six months ended June 30, 2010, CDSCs paid to LMIS and its affiliates were approximately:

	Class A		Class B	Class C
CDSCs	$0	*	$124,000	$7,000

*	Amount represents less than $1,000.

The Fund had adopted an unfunded, non-qualified deferred compensation plan (the “Plan”) which allowed non-interested trustees (“Independent Trustees”) to defer the receipt of all or a portion of their fees earned until a later date specified by the Independent Trustees. The deferred balances are reported in the Statement of Operations under Trustees’ fees and are considered a general obligation of the Fund and any payments made pursuant to the Plan will be made from the Fund’s general assets. The Plan was terminated effective January 1, 2007. This change had no effect on fees previously deferred. As of June 30, 2010, the Fund had accrued $24,729 as deferred compensation payable.

Legg Mason ClearBridge Equity Income Builder Fund 2010 Semi-Annual Report

Notes to financial statements (unaudited) (cont’d)

All officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

3. Investments

During the six months ended June 30, 2010, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$261,574,738

Sales	243,659,227

At June 30, 2010, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were substantially as follows:

Gross unrealized appreciation	$75,055,928
Gross unrealized depreciation	(85,349,466)

Net unrealized depreciation	$(10,293,538)

4. Derivative instruments and hedging activities

Financial Accounting Standards Board Codification Topic 815 requires enhanced disclosure about an entity’s derivative and hedging activities.

The following tables provide information about the effect of derivatives and hedging activities on the Fund’s Statement of Operations for the six months ended June 30, 2010. The table provides additional detail about the amounts and sources of gains/(losses) realized on derivatives during the period.

AMOUNT OF REALIZED GAIN ON DERIVATIVES RECOGNIZED

Foreign Exchange Contracts Risk
Forward Foreign Currency Contracts	$24,143

At June 30, 2010, the Fund did not have any derivative instruments outstanding. During the six months ended June 30, 2010, the volume of derivative activity for the Fund was as follows:

Average Market Value
Forward foreign currency contracts (to sell)	$90,092

5. Class specific expenses, waivers and/or reimbursements

The Fund has adopted a Rule 12b-1 distribution plan and under that plan the Fund pays a service fee with respect to its Class A, B and C shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class B and C shares calculated at the annual rate of 0.50% and 0.75% of the average daily net assets of each class, respectively. Distribution fees are accrued daily and paid monthly.

For the six months ended June 30, 2010, class specific expenses were as follows:

	Distribution Fees	Transfer Agent Fees
Class A	$1,652,108	$1,021,535
Class B	712,696	314,730
Class C	1,148,816	236,580
Class I	—	5,566

Total	$3,513,620	$1,578,411

Legg Mason ClearBridge Equity Income Builder Fund 2010 Semi-Annual Report

6. Distributions to shareholders by class

	Six Months Ended June 30, 2010	Year Ended December 31, 2009
Net Investment Income:
Class A	$25,979,679	$57,176,428
Class B	4,220,026	7,882,333
Class C	3,530,474	7,554,981
Class I	387,520	200,975
Class R*	—	1,664

Total	$34,117,699	$72,816,381

*	Class R was redeemed on July 23, 2009.

7. Shares of beneficial interest

At June 30, 2010, the Trust had an unlimited number of shares of beneficial interest authorized with a par value of $0.00001 per share. The Fund has the ability to issue multiple classes of shares. Each class of shares represents an identical interest and has the same rights, except that each class bears certain direct expenses, including those specifically related to the distribution of its shares.

Transactions in shares of each class were as follows:

	Six Months Ended June 30, 2010		Year Ended December 31, 2009
	Shares	Amount	Shares	Amount
Class A
Shares sold	5,115,342	$60,082,183	7,777,497	$81,458,431
Shares issued on reinvestment	2,221,142	25,351,154	5,382,164	55,514,138
Shares repurchased	(13,162,121)	(154,736,642)	(27,525,286)	(285,748,887)
Shares issued with merger	—	—	5,245,881	61,424,967

Net decrease	(5,825,637)	$(69,303,305)	(9,119,744)	$(87,351,351)

Class B
Shares sold	586,229	$6,822,639	1,410,421	$14,403,131
Shares issued on reinvestment	371,523	4,133,351	754,457	7,635,558
Shares repurchased	(3,957,347)	(45,873,387)	(8,803,699)	(89,178,226)
Shares issued with merger	—	—	458,583	5,296,643

Net decrease	(2,999,595)	$(34,917,397)	(6,180,238)	$(61,842,894)

Class C
Shares sold	1,238,027	$14,420,216	2,470,811	$25,247,585
Shares issued on reinvestment	303,352	3,428,068	712,330	7,262,321
Shares repurchased	(3,340,073)	(38,840,976)	(7,911,978)	(80,554,666)
Shares issued with merger	—	—	1,465,518	16,983,273

Net decrease	(1,798,694)	$(20,992,692)	(3,263,319)	$(31,061,487)

Class I
Shares sold	1,746,500	$20,905,261	158,629	$1,768,815
Shares issued on reinvestment	27,527	317,257	18,390	193,798
Shares repurchased	(288,852)	(3,506,158)	(301,672)	(3,323,856)
Shares issued with merger	—	—	420,155	5,013,825

Net increase	1,485,175	$17,716,360	295,502	$3,652,582

Class R*
Shares repurchased	—	—	(6,588)	$(71,014)

Net decrease	—	—	(6,588)	$(71,014)

*	Class R was redeemed on July 23, 2009.

Legg Mason ClearBridge Equity Income Builder Fund 2010 Semi-Annual Report

Notes to financial statements (unaudited) (cont’d)

8. Transfer of net assets

At the close of business on December 4, 2009, the Fund acquired substantially all of the assets of the Legg Mason ClearBridge Equity Income Builder Fund and the Legg Mason ClearBridge Convertible Fund (collectively, the Acquired Funds), pursuant to the Agreement and Plan of Reorganization dated August 6, 2009, and approved by shareholders of the Acquired Funds on November 24, 2009.

Acquired Funds	Shares Issued by the Funds	Total Net Assets of the Acquired Funds	Total Net Assets of the Fund
LeggMason ClearBridge Equity Income Builder Fund	3,810,040	$44,605,559	$1,769,699,428
LeggMason ClearBridge Convertible Fund	3,780,097	44,113,149	—

Total	7,590,137	$88,718,708	$1,769,699,428

As part of the reorganization, for each share they held, shareholders of Legg Mason ClearBridge Equity Income Builder Fund Class A, Class C and Class I received 1.006730, 1.017534 and 0.988151 shares of the Fund’s Class A, Class C and Class I shares, respectively. Shareholders of Legg Mason ClearBridge Convertible Fund Class A, Class B, Class C and Class I received 1.188254, 1.198519, 1.201638 and 1.178643 shares of the Fund’s Class A, Class B, Class C and Class I shares, respectively.

The total net assets of the Legg Mason ClearBridge Equity Income Builder Fund and Legg Mason ClearBridge Convertible Fund on the date of the transfer were $44,605,559 and $44,113,149, respectively. The total net assets of the Legg Mason ClearBridge Equity Income Builder Fund and Legg Mason ClearBridge Convertible Fund before acquisition included unrealized appreciation of $5,427,060 and $4,631,046, accumulated net realized loss of $0 and $12,732,234 and accumulated net investment loss of $64,229 and $54,147, respectively. Total net assets of the Fund immediately after the transfer were $1,858,418,136. The transaction was structured to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

Pro forma results of operations of the combined entity for the entire year ended December 31, 2009, as though the acquisition had occurred as of the beginning of the year (rather than on the actual acquisition date), are as follows:

Net investment income	$46,635,240
Net realized gain (loss)	(547,951,952)
Change in net unrealized gain (loss)	896,346,756

Increase in net assets from operations	$395,030,044

Because the combined investment portfolios have been managed as a single portfolio since the acquisition was completed, it is not practicable to separate the amounts of revenue and earnings of the Acquired Funds that have been included in the Fund’s accompanying Statement of Operations since the close of business on December 4, 2009.

9. Capital loss carryforward

As of December 31, 2009, the Fund had a net capital loss carryforward of approximately $854,173,842, of which $4,100,904 expires in 2015 $218,105,646 expires in 2016 and $631,967,292 expires in 2017. These amounts will be available to offset any future taxable capital gains.

10. Regulatory matters

On May 31, 2005, the U.S. Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding against Smith Barney Fund Management LLC (“SBFM”), a wholly-owned subsidiary of Legg Mason and the then investment adviser or manager to the Fund, and Citigroup Global Markets Inc. (“CGM”), a former distributor of the Fund, relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds, including the Fund (the “Affected Funds”).

The SEC order found that SBFM and CGM willfully violated Section 206(1) of the Investment Advisers Act of 1940, as amended, and the rules promulgated there under (the “Advisers Act”). Specifically, the order

Legg Mason ClearBridge Equity Income Builder Fund 2010 Semi-Annual Report

found that SBFM and CGM knowingly or recklessly failed to disclose to the boards of the Affected Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group (“First Data”), the Affected Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that Citigroup Asset Management (“CAM”), the Citigroup business unit that, at the time, included the Affected Funds’ investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as sub-transfer agent to the affiliated transfer agent in exchange for, among other things, a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGM. The order also found that SBFM and CGM willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Affected Funds’ boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Affected Funds’ best interests and that no viable alternatives existed.

SBFM and CGM do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding. The SEC censured SBFM and CGM and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order required Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Affected Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan submitted for the approval of the SEC. The order also required that transfer agency fees received from the Affected Funds since December 1, 2004, less certain expenses, be placed in escrow and provided that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million held in escrow was distributed to the Affected Funds.

The order required SBFM to recommend a new transfer agent contract to the Affected Funds’ boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or sub-transfer agent, SBFM and CGM would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Affected Funds’ boards selected a new transfer agent for the Affected Funds. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

Although there can be no assurance, LMPFA does not believe that this matter will have a material adverse effect on the Affected Funds.

On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason.

On May 12, 2010, the SEC approved the disbursement of approximately $108.6 million previously paid to the U.S. Treasury, reflecting the disgorgement of Citigroup’s profits, plus interest. On May 26, 2010, these amounts were disbursed to the Affected Funds pursuant to a Plan of Distribution approved by the SEC. The Fund has received $2,130,903, $1,458,245, $275,490 and $184 for Classes A, B, C and I, respectively, related to this distribution. All other amounts not previously distributed were retained by the U.S. Treasury.

11. Legal matters

Beginning in May 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM, a former distributor of the Fund, and other affiliated funds (collectively, the “Funds”) and a number of its then affiliates, including SBFM and Salomon Brothers Asset Management Inc. (“SBAM”), which were then investment adviser or manager to certain of the Funds (the “Managers”), substantially all of the mutual funds then managed by the Managers (the “Defendant Funds”), and Board members of the Defendant Funds (collectively, the “Defendants”). The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Managers caused the Defendant Funds to pay excessive

Legg Mason ClearBridge Equity Income Builder Fund 2010 Semi-Annual Report

Notes to financial statements (unaudited) (cont’d)

brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that the Defendants breached their fiduciary duty to the Defendant Funds by improperly charging Rule 12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Defendant Funds failed to adequately disclose certain of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Defendant Funds’ contracts with the Managers, recovery of all fees paid to the Managers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. On May 27, 2005, all of the Defendants filed motions to dismiss the Complaint. On July 26, 2006, the court issued a decision and order (1) finding that plaintiffs lacked standing to sue on behalf of the shareholders of the Funds in which none of the plaintiffs had invested and dismissing those Funds from the case (although stating that they could be brought back into the case if standing as to them could be established), and (2) other than one stayed claim, dismissing all of the causes of action against the remaining Defendants, with prejudice, except for the cause of action under Section 36(b) of the 1940 Act, which the court granted plaintiffs leave to replead as a derivative claim.

On October 16, 2006, plaintiffs filed their Second Consolidated Amended Complaint (“Second Amended Complaint”) which alleges derivative claims on behalf of nine funds identified in the Second Amended Complaint, under Section 36(b) of the 1940 Act, against CAM, SBAM and SBFM as investment advisers to the identified funds, as well as CGM as a distributor for the identified funds (collectively, the “Second Amended Complaint Defendants”). The Fund was not identified in the Second Amended Complaint. The Second Amended Complaint alleges no claims against any of the funds or any of their Board Members. Under Section 36(b), the Second Amended Complaint alleges similar facts and seeks similar relief against the Second Amended Complaint Defendants as the Complaint.

On December 3, 2007, the court granted the Defendants’ motion to dismiss, with prejudice. On January 2, 2008, the plaintiffs filed a notice of appeal to the Second Circuit Court of Appeals. The appeal was fully briefed and oral argument before the U.S. Court of Appeals for the Second Circuit took place on March 5, 2009. The parties currently are awaiting a decision from the U.S. Court of Appeals for the Second Circuit.

Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed in the future.